UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2015

XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

XL House, 8 St. Stephen’s Green, Dublin, Ireland	2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 (1) 400-5500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2015, XLIT Ltd. (“XL-Cayman”), a wholly-owned subsidiary of XL Group plc (“XL”), completed the sale of $500 million aggregate principal amount of its 4.450% subordinated notes due 2025 (the “2025 Subordinated Notes”) and $500 million aggregate principal amount of its 5.500% subordinated notes due 2045 (the “2045 Subordinated Notes” and, together with the 2025 Subordinated Notes, the “Subordinated Notes”) at the issue price of 99.633% and 99.115% of the principal amount thereof, respectively. The Subordinated Notes are fully and unconditionally guaranteed by XL. XL-Cayman received net proceeds of approximately $980.6 million from the offering.

The Subordinated Notes were issued pursuant to an indenture, which XL-Cayman, as issuer, and XL, as guarantor, entered into with Wells Fargo Bank, National Association, as trustee (the “Trustee”), on March 30, 2015 (the “Base Indenture”), as supplemented by a supplemental indenture, which XL-Cayman and XL entered into with Wells Fargo Bank, National Association, as trustee, on March 30, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The 2025 Subordinated Notes bear interest at a rate of 4.450% per annum, payable semiannually on March 30 and September 30, beginning on September 30, 2015. The 2045 Subordinated Notes bear interest at a rate of 5.500% per annum, payable semiannually on March 30 and September 30, beginning on September 30, 2015. If, as of any interest payment date, one or more of the mandatory deferral events prescribed in the Indenture (each, a “Mandatory Deferral Event”) has occurred and is continuing or would occur if payment of interest accrued on a series of Subordinated Notes were made on such interest payment date, XL-Cayman or XL, as applicable, will be required to defer payment of all (and not less than all) of the interest accrued and unpaid on such series of Subordinated Notes as of such interest payment date. Such Mandatory Deferral Events include an Insolvency Event (as defined in the Indenture) of XL or XL-Cayman, a failure by XL or XL-Cayman or the regulated group to meet applicable solvency capital requirements, or an order of a Competent Supervisory Authority (as defined in the Indenture) prohibiting the applicable payment. Any interest which is deferred will bear no interest.

The 2025 Subordinated Notes are scheduled to mature on March 31, 2025 (the “2025 Scheduled Maturity Date”) and the 2045 Subordinated Notes are scheduled to mature on March 31, 2045 (together with the 2025 Scheduled Maturity Date, the “Scheduled Maturity Date”). Unless previously redeemed in full prior to such time, each series of Subordinated Notes will become due and payable on the applicable Scheduled Maturity Date, and XL-Cayman will repay such series of Subordinated Notes at their principal amount, together with accrued and unpaid interest (including arrears of interest) on such series of Subordinated Notes to, but excluding, such Scheduled Maturity Date, and any additional amounts thereon; provided, that, on such date, the applicable conditions to redemption prescribed in the Indenture (the "Conditions to Redemption") are satisfied. If the applicable Conditions to Redemption are not satisfied on the applicable Scheduled Maturity Date, the Subordinated Notes of such series will not become due and payable on such date, interest will continue to accrue, and the Subordinated Notes of such series will become due and payable, and will be finally redeemed, on the earlier of (a) the date falling 10 business days after the applicable Conditions to Redemption are satisfied and would continue to be satisfied if the final redemption payment were made (so long as such conditions continue to be so satisfied on such 10th business day) and (b) a winding-up of XL or XL-Cayman.

If XL does not complete the acquisition (the “Acquisition”) of Catlin Group Limited, or the implementation agreement setting forth the terms of the Acquisition (the “Implementation Agreement”) is terminated, in each case on or prior to December 15, 2015, XL-Cayman will be required to redeem all of the Subordinated Notes of each series then outstanding at a redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest (including arrears of interest) to, but excluding, the earlier to occur of (i) December 31, 2015, if the Acquisition has not been consummated on or prior to December 15, 2015 or (ii) the 15th day following the termination of the Implementation Agreement, and any additional amounts thereon. In addition to such special mandatory redemption provision, beginning on March 31, 2020, and subject to the satisfaction of the applicable Conditions to Redemption, XL-Cayman will be entitled to redeem each series of Subordinated Notes in whole at any time, or in part from time to time, at the make-whole redemption prices prescribed in the Indenture. XL-Cayman will also be entitled to redeem each series of Subordinated Notes in the event of certain changes in applicable tax laws or applicable regulatory requirements, subject to the satisfaction of all applicable Conditions to Redemption.

Each series of Subordinated Notes will be unsecured and subordinated and will rank in right of payment junior to all of XL-Cayman’s existing and future unsubordinated debt, and pari passu with all of XL-Cayman’s future debt that by its terms ranks equally in right of payment with the Subordinated Notes upon a winding-up of XL. The guarantees will be unsecured and subordinated and will rank in right of payment junior to all of XL’s existing and future unsubordinated obligations, and pari passu with all of XL’s future obligations that by their terms rank equally in right of payment with the guarantees upon a winding-up of XL.

The Subordinated Notes were offered and sold under XL’s automatic shelf registration statement, as defined in Rule 405 of the Securities Act of 1933, as amended, on Form S-3 ASR (File Number 333-199842), originally filed with the U.S. Securities and Exchange Commission on November 4, 2014, as supplemented by the preliminary and final prospectus supplements dated March 19, 2015 and March 24, 2015, respectively (the “Registration Statement”).

The foregoing descriptions of the Subordinated Notes and the Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the Subordinated Notes and the Indenture, each of which is filed as an exhibit hereto and is incorporated by reference herein.

Item 8.01. Other Events.

Subordinated Notes Offering

The Subordinated Notes were sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated March 24, 2015 among XL, XL-Cayman and Morgan Stanley & Co. LLC and Goldman, Sachs & Co., as representatives of the several underwriters named therein. The Underwriting Agreement contains customary representations, warranties and agreements of XL-Cayman and XL, conditions to the closing, indemnification rights and obligations of the parties and termination provisions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement which is filed as an exhibit hereto and is incorporated by reference herein.

In connection with the offering of the Subordinated Notes, XL is filing as Exhibits 5.1, 5.2 and 5.3 hereto opinions of counsel addressing the validity of the Subordinated Notes and the guarantees thereof and certain related matters. Such opinion letters are incorporated by reference into the Registration Statement.

Change to Covered Debt under the Replacement Capital Covenant

XL-Cayman originally entered into a replacement capital covenant (the “Old Replacement Capital Covenant”), dated March 15, 2007 in connection with the issuance of its Fixed/Floating Series E Perpetual Non-Cumulative Preference Ordinary Shares, liquidation preference U.S. $1,000 per share (the “Series E Preference Shares”).  The Old Replacement Capital Covenant runs in favor of and is for the benefit of the holders (or beneficial owners holding through a participant in a clearing agency) of the “covered debt.”

Pursuant to the terms of XL-Cayman’s Old Replacement Capital Covenant and subject to compliance therewith, the 2045 Subordinated Notes, as of their issuance on March 30, 2015, became “covered debt” under the Old Replacement Capital Covenant and the “initial covered debt,” which consisted of XL-Cayman’s 6.375% Senior Notes due 2024, is no longer “covered debt” under the Old Replacement Capital Covenant.

The foregoing description of the Old Replacement Capital Covenant does not purport to be complete and is qualified in its entirety by reference to the full text of the Old Replacement Capital Covenant, which is filed as an exhibit hereto and is incorporated by reference herein. The Old Replacement Capital Covenant has now been terminated as described below.

Termination of the Old Replacement Capital Covenant

The holders of the 2045 Subordinated Notes, as the holders of the “covered debt” under the Old Replacement Capital Covenant, have irrevocably consented to the termination of the Old Replacement Capital Covenant through the Termination of Replacement Capital Covenant, dated March 30, 2015 (the “Termination of Replacement Capital Covenant”).

The foregoing description of the Termination of Replacement Capital Covenant does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination of Replacement Capital Covenant, which is filed as an exhibit hereto and is incorporated by reference herein.

New Replacement Capital Covenant

XL-Cayman has entered into a new replacement capital covenant (the “New Replacement Capital Covenant”), dated March 30, 2015, for the initial benefit of the holders of the 2045 Subordinated Notes in connection with the Series E Preference Shares.

XL-Cayman covenants in the New Replacement Capital Covenant that it will not repay, redeem or purchase, nor shall any of its subsidiaries purchase, the Series E Preference Shares prior to the scheduled termination date of that New Replacement Capital Covenant, which is the same as the scheduled termination date of the Old Replacement Capital Covenant that it replaced (or such earlier date on which that New Replacement Capital Covenant terminates by its terms), unless, subject to certain limitations, since the date 360 days prior to the date of that repayment, redemption or purchase XL-Cayman has received a specified amount of net cash proceeds from the sale of ordinary shares or certain other qualifying securities that have certain characteristics that are at least as equity-like as the applicable characteristics of the Series E Preference Shares, or XL-Cayman or its subsidiaries have issued a specified amount of ordinary shares in connection with the conversion or exchange of certain convertible or exchangeable securities.

XL-Cayman may amend or supplement the New Replacement Capital Covenant from time to time after obtaining the consent of the holders of a majority of the then-outstanding principal amount of the then-effective series of “covered debt”, and, under certain conditions, without such consent.

XL-Cayman’s covenants in the New Replacement Capital Covenant initially run to the benefit of the holders of the 2045 Subordinated Notes, but the 2045 Subordinated Notes will cease to be “covered debt”, and those holders will not be entitled to the benefit of the New Replacement Capital Covenant, beginning two years prior to the stated maturity of the 2045 Subordinated Notes or such earlier date as the outstanding principal amount of the 2045 Subordinated Notes is less than $100,000,000 as a result of any redemption or repurchase of 2045 Subordinated Notes by the XL-Cayman or its subsidiaries. The New Replacement Capital Covenant is also not a term of the 2045 Subordinated Notes or the Indenture.  The New Replacement Capital Covenant is the separate contractual arrangement of XL-Cayman.

The foregoing description of the New Replacement Capital Covenant does not purport to be complete and is qualified in its entirety by reference to the full text of the New Replacement Capital Covenant, which is filed as an exhibit hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
1.1	Underwriting Agreement, dated March 24, 2015, among XL, XL-Cayman and Morgan Stanley & Co. LLC and Goldman, Sachs & Co., as representatives of the underwriters named therein.
4.1	Base Indenture, dated March 30, 2015, among XL, XL-Cayman and Wells Fargo Bank, National Association, as trustee.
4.2	First Supplemental Indenture, dated March 30, 2015, to the Base Indenture, among XL, XL-Cayman and Wells Fargo Bank, National Association, as trustee.
4.3	Form of 4.450% Subordinated Note due 2025, incorporated by reference to exhibit 4.2 hereto.
4.4	Form of 5.500% Subordinated Note due 2045, incorporated by reference to exhibit 4.2 hereto.
4.5	Replacement Capital Covenant, dated March 15, 2007 (attached as Exhibit 10.1 to XL-Cayman’s Current Report on Form 8-K filed March 15, 2007, and incorporated herein by reference).
4.6	Termination of Replacement Capital Covenant, dated March 30, 2015.
4.7	Replacement Capital Covenant, dated March 30, 2015.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
5.2	Opinion of Maples and Calder.
5.3	Opinion of A&L Goodbody.
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, incorporated by reference to Exhibit 5.1 hereto.
23.2	Consent of Maples and Calder, incorporated by reference to Exhibit 5.2 hereto.
23.3	Consent of A&L Goodbody, incorporated by reference to Exhibit 5.3 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2015

XL Group plc
           (Registrant)

By:	/s/ Kirstin Gould
Name:	Kirstin Gould
Title:	General Counsel and Secretary